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           PARADISE MUSIC AND IBALL MEDIA AGREE IN PRINCIPLE TO MERGE

     - NEW MANAGEMENT STRUCTURE PROVIDES TECHNOLOGY AND FINANCIAL STRENGTH -

New York, NY - February 12, 2001 -- Paradise Music & Entertainment, Inc. (NASDAQ:PDSE) and iball Media, Inc. (http://www.iball.com), a private company, announced today they have signed a Memorandum of Understanding setting forth the terms under which iball would be merged into Paradise. The Boards of Directors of Paradise and iball have approved the signing. The completion of the merger is subject to satisfaction of a number of conditions, including execution of a definitive agreement, issuance of a favorable fairness opinion and shareholder approval of the merger terms. Under the proposed structure, shareholders of iball would receive shares in the combined company approximately equal to the current issued and outstanding shares of Paradise.

iball represents a new model for the music and entertainment industry. By merging old-economy businesses with a new-economy online model, iball provides music enthusiasts with a complete entertainment experience. iball is breaking new ground with the globalization of premier music festivals featuring new and established recording artists, through traditional means and via the convergence of both traditional and digital media. iball has formed alliances with leaders in the entertainment and technology industries to ensure the delivery of music and events through traditional means as well as secure digital channels. One of these alliances is a marketing agreement between iball and The Iomega Corporation (NYSE:IOM), wherein iball provides unique music content to the recently launched Club Iomega (http://www.clubiomega.com), which serves their 38 million users and other visitors to the Iomega Web site (http://www.iomega.com). As a vertically integrated entertainment company, iball is positioned to provide unique content and exclusive access to cutting-edge entertainment. In addition, iball offers major corporate sponsors a unique opportunity to extend their brands' reach to demographically defined audiences on a cost-effective basis.

Jesse Dylan, a Director of Paradise, stated, "Joining these two companies allows us to pursue the growing array of opportunities in traditional and digital music, as well as in the film and TV production arenas. iball's talented and seasoned senior executives bring a level of management discipline, technological expertise and public company experience that will benefit Paradise. iball's strategy fits nicely with Paradise's operating divisions, creating expanded opportunities in both entertainment and advertising. Our commercial production division dovetails into their global sponsorship relationships."

Kelly Hickel, Chairman and CEO of iball, commented, "All of us here at iball have been fans of Paradise for a while. We have a great deal of respect for the quality of PDSE's content and production expertise, and their thorough understanding of the music and entertainment industries. Over the past year they have gone through an extensive transition, faced many challenges and have managed many achievements. We are excited about working together creatively and plan to continue aggressively restructuring the direction of the company."

Separately, PDSE announced today it has agreed to engage iball in a management advisory agreement, effective immediately, for the interim period until the closing of the merger transaction.

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PARADISE MUSIC AND IBALL MEDIA AGREE IN PRINCIPLE TO MERGE, 2/12/01  page 2 of 2

Paradise Music & Entertainment, Inc. is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Straw Dogs, Picture Vision and Shelter Films - television commercial, music video, live event and film and video productions); PDSE Music Group (PDSE Records Inc., All Access Entertainment and Rave Music - record labels, producer of original music for film and television and full-service music artist management); and PDSE Digital Group (Paradise Digital Productions - Internet content development).

Legal Disclaimers: This Press Release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent the Company's judgment as of the date of this report hereof, and the Company cautions readers not to place undue reliance on such statements.

                                      # # #

Contacts:

Mark Pollard                              Robert Rinderman, David Collins
Vice President                            Jaffoni & Collins (for PDSE)
PDSE                                      212/835-8500
212/590-2100                              PDSE@jcir.com

Cynthia Semon                             John Lefebvre
iball Corporate Communications            iball Shareholder Relations
818/788-4468                              303/457-2852
818/788-4168 (fax)                        501/423-2161 (fax)
sreel@earthlink.net                       jlefebvre@qwest.net